As filed with the Securities and Exchange Commission on August 7, 2020.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

__________________________

FORM F-3
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

__________________________

GOL Linhas AÉreas Inteligentes S.A.
(exact name of registrant as specified in its charter)

GOL Intelligent Airlines Inc.
(translation of registrant’s name into English)

The Federative Republic of Brazil	Not Applicable
(state or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

__________________________

Praça Comandante Linneu Gomes, S/N, Portaria 3

Jardim Aeroporto

04626-020 São Paulo, SP

Federative Republic of Brazil

+55 (11) 2128-4700

(address and telephone number of registrant’s principal executive offices)

__________________________

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711
+1 (302) 738-6680

(name, address and telephone number of agent for service)

__________________________

With copies to:

Tobias Stirnberg, Esq.
Milbank LLP
Av. Brigadeiro Faria Lima, 4100
04538-132 São Paulo, SP
+55 (11) 3927-7702

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. 1

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. 1

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. 1

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. 1

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company 1

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. 1

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

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CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered	Proposed maximum aggregate price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Preferred shares, no par value(1)	(2)	(2)	(2)	(2)

(1)	The registrant’s preferred shares may be represented by American Depositary Shares, each of which represents two preferred shares. American Depositary Shares issuable upon deposit of the preferred shares registered hereby have been registered under a separate registration statement on Form F-6 (333-175973).
(2)	An indeterminate amount of preferred shares to be offered at indeterminate prices is being registered pursuant to this registration statement. The registrant is deferring payment of the registration fee pursuant to Rule 456(b) and is omitting this information in reliance on Rule 456(b) and Rule 457(r).

PROSPECTUS

GOL Linhas Aéreas Inteligentes S.A.
(GOL Intelligent Airlines Inc.)

Preferred Shares Represented by American Depositary Shares

__________________________

We and selling securityholders identified in supplements to this prospectus may from time to time offer to sell preferred shares represented by American depositary shares (“American Depositary Shares” or “ADSs”). Each American Depositary Share represents two of our preferred shares.

The American Depositary Shares representing our preferred shares are listed on the New York Stock Exchange (the “NYSE”) under the ticker symbol “GOL.”

We and the selling securityholders, or their donees, pledgees, transferees or other successors-in-interest, may from time to time offer to sell the preferred shares represented by American Depositary Shares to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement. We or the selling securityholders, as the case may be, will provide specific terms of any securities to be offered and the names of any underwriters, dealers or agents, if any, in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

Investing in our securities involves a high degree of risk. You should carefully consider the risks described under “Risk Factors” beginning on page 7 of our annual report on Form 20-F for the year ended December 31, 2019, which is incorporated by reference herein, or included in any prospectus supplement.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is August 7, 2020.

TABLE OF CONTENTS

We are responsible for the information contained in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein. You should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell these securities. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the date on the front of those documents. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

(i)

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under the shelf process, we and selling securityholders identified in supplements to this prospectus may from time to time offer to sell the preferred shares represented by American Depositary Shares under this prospectus.

We will not receive any of the proceeds from any sale of the American Depositary Shares by the selling securityholders. Except for any underwriting discounts, selling commissions, transfer taxes and fees, which are to be paid by the selling securityholders, we have agreed to pay the expenses incurred in connection with the registration of the preferred shares represented by American Depositary Shares owned by the selling securityholders identified in supplements to this prospectus.

This prospectus only provides you with a general description of the American Depositary Shares we or the selling securityholders may offer. Each time we or the selling securityholders sell the American Depositary Shares described in this prospectus we will provide a supplement to this prospectus that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the American Depositary Shares offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read both this prospectus and any accompanying prospectus supplement or other offering materials, together with the additional information described under the heading “Where You Can Find More Information.”

Unless otherwise indicated, the term “selling securityholders” as used in this prospectus means the selling securityholders referred to in supplements to this prospectus and their donees, pledgees, transferees and other successors-in-interest. Unless otherwise indicated, references in this prospectus to the “registrant,” “company,” “we,” “us” and “our” and similar terms refer to GOL Linhas Aéreas Inteligentes S.A. and its consolidated subsidiaries.

This prospectus and any accompanying prospectus supplement or other offering materials do not contain all of the information included in the registration statement as permitted by the rules and regulations of the SEC. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, therefore, file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. Statements contained in this prospectus and any accompanying prospectus supplement or other offering materials about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents.

You should assume that the information in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and that any information that we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-3 under the Securities Act of 1933, as amended (the “Securities Act”). This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

You may inspect and copy reports and other information to be filed with the SEC at the public reference facilities maintained by the SEC at 100 F. Street, N.E, Washington D.C. 20549 and at the SEC’s regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 233 Broadway, New York, New York 10279. Copies of the materials may be obtained from the Public Reference Room of the SEC at 100 F. Street, N.E, Washington, D.C. 20549 at prescribed rates. The public may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC in the United States at +1 (800) SEC-0330. In addition, the SEC maintains an internet website at http://www.sec.gov, from which you can electronically access the registration statement and its materials.

As a foreign private issuer, we are not subject to the same disclosure requirements as a domestic U.S. registrant under the Exchange Act. For example, we are not required to prepare and issue quarterly reports, and we are exempt from the Exchange Act rules regarding the provision and control of proxy statements and regarding short-swing profit reporting and liability. However, we furnish our shareholders with annual reports containing consolidated financial statements audited by our independent auditors and make available to our shareholders free translations of our quarterly reports (Form ITR as filed with the Brazilian Securities Commission (Comissão de Valores Mobiliários, the “CVM”)) containing unaudited interim consolidated financial information for the first three quarters of each fiscal year, which are furnished to the SEC under Form 6-K. We furnish quarterly consolidated financial statements with the SEC within two months of the end of each of the first three quarters of our fiscal year, and we file annual reports on Form 20-F within the time period required by the SEC, which is generally four months from December 31, the end of our fiscal year. For the filing of our Annual Report on Form 20-F for the year ended December 31, 2019, as filed with the SEC on June 29, 2020 (our “2019 Annual Report”), we relied on the SEC’s Release No. 34-88318 and SEC Rule 12b-25 for an extension of the filing period.

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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we submit to it, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Information that we file with or furnish to the SEC in the future and incorporate by reference will automatically update and supersede the previously filed or furnished information. We incorporate herein by reference our 2019 Annual Report.

We also incorporate by reference in this prospectus all subsequent annual reports filed with the SEC on Form 20-F under the Exchange Act and those of our reports furnished to the SEC on Form 6-K that we specifically identify in such form as being incorporated by reference until this offering has been terminated.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents we have incorporated by reference.

You may obtain a copy of these filings at no cost by writing us at the following address or calling us at the number below:

GOL Linhas Aéreas Inteligentes S.A.
Praça Comandante Linneu Gomes, S/N, Portaria 3
04626-020, São Paulo, SP, Brazil
Telephone +55 (11) 2128-4000

Information contained on our website is not incorporated by reference in, and shall not be considered a part of, this prospectus.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, the registration statement of which it forms a part, each prospectus supplement and the documents incorporated by reference into these documents contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We use words such as “anticipates”, “believes”, “expects”, “foresee”, “future”, “intends”, “plans”, “will” and similar expressions to identify these forward-looking statements. In addition, from time to time we or our representatives have made or may make forward-looking statements orally or in writing. Furthermore, such forward-looking statements may be included in various filings that we make with the SEC or press releases or oral statements made by or with the approval of one of our authorized executive officers. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, those discussed in our 2019 Annual Report. Readers are cautioned not to place undue reliance on any forward-looking statements contained herein, which reflect management’s opinions only as of the date hereof. Except as required by law, we undertake no obligation to revise or publicly release the results of any revision to any forward-looking statements. You are advised, however, to consult any additional disclosures we have made or will make in our reports to the SEC on Forms 20-F and 6-K. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this prospectus.

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SUMMARY

We are Brazil’s leading airline based on our size, low operating costs, network reach, management team and customer experience. We are a low-cost carrier focused on offering low fares with high-quality customer experience to business and leisure passengers. We believe that we operate the only true low-cost carrier business model in Brazil.

Our principal executive offices are located at Praça Comandante Linneu Gomes, S/N, Portaria 3, Jardim Aeroporto, 04626-020, São Paulo, SP, Brazil, and the telephone number of our investor relations department is +55 (11) 2128-4700. Our website is www.voegol.com.br and investor information may be found on our website under www.voegol.com.br/ir. Information contained on our website is not incorporated by reference in, and shall not be considered a part of, this prospectus.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risk factors discussed in our 2019 Annual Report and the other information contained in this prospectus or any applicable prospectus supplement, as updated by our subsequent filings with the SEC, pursuant to Sections 13(a), 14 or 15(d) of the Exchange Act, which are incorporated by reference herein, before buying our securities. For more information, see “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

USE OF PROCEEDS

Except as may be described otherwise in supplements to this prospectus, we intend to use the net proceeds from any sale by us of preferred shares represented by American Depositary Shares for working capital and other general corporate purposes, which may include the repayment or refinancing of outstanding indebtedness. We may have significant discretion in our use of the net proceeds from any sale by us of preferred shares represented by American Depositary Shares. We will not receive any of the proceeds from the sale of the American Depositary Shares by the selling securityholders under this prospectus and any related prospectus supplement.

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DESCRIPTION OF SHARE CAPITAL

General

As of June 30, 2020, our capital stock comprised 2,863,682,710 common shares and 273,879,123 preferred shares, each with no par value. On July 30, 2020, our board of directors approved the issuance of 29,018 preferred shares as a result of the exercise of stock purchase options by certain members of our management that are participants of our stock options plan. As a result, as of the date of this prospectus, our capital stock comprises 3,137,590,851 shares, of which 2,863,682,710 are common shares and 273,908,141 are preferred shares.

Issued Share Capital

Under our by-laws, our authorized capital was R$6.0 billion as of June 30, 2020, and can be increased by the issuance of preferred or common shares, after approval by our board of directors. Our shareholders must approve any capital increase that exceeds our authorized capital. Under our by-laws and the Brazilian corporation law, if we issue additional shares in a private transaction, the existing shareholders (but not holders of ADSs or holders of our preferred shares that are U.S. persons) have preemptive rights to subscribe for shares on a pro rata basis according to their holdings. See “—Preemptive Rights.”

Regulation of Foreign Investment

There are no general restrictions on ownership of our preferred shares or common shares by individuals or legal entities domiciled outside Brazil, except for those regarding airline companies (see “Item 4. Information on the Company—B. Business Overview—Regulation of the Brazilian Civil Aviation Market” in our 2019 Annual Report). However, the right to convert dividend payments and proceeds from the sale of preferred shares or common shares into foreign currency and to remit such amounts outside Brazil is subject to restrictions under foreign investment legislation which generally requires, among other things, the registration of the relevant investment with the Central Bank of Brazil (Banco Central do Brasil, the “Central Bank”) and the CVM.

Foreign investors may register their investment under Resolution No. 4,373, which permits them to convert dividends, other distributions and sales proceeds received in connection with registered investments into foreign currency and to remit such amounts abroad. Resolution No. 4,373 affords favorable tax treatment to foreign investors who are not residents in a low or nil tax jurisdiction as discussed in “Item 10. Additional Information—E. Taxation—Material Brazilian Tax Considerations” in our 2019 Annual Report.

Under Resolution No. 4,373, foreign investors may invest in almost all financial assets and engage in almost all transactions available in the Brazilian financial and capital markets, provided that certain requirements are fulfilled. In accordance with Resolution No. 4,373, the definition of foreign investor includes individuals, legal entities, mutual funds and other collective investment entities that are domiciled or headquartered abroad. Investors may not transfer ownership of investments made under Resolution No. 4,373 to other non-Brazilian holders through private transactions.

Pursuant to Resolution No. 4,373, foreign investors must:

•	appoint at least one representative and a custodian in Brazil with powers to perform actions relating to the foreign investment;
•	complete the appropriate foreign investor registration form;
•	register as a foreign investor with the CVM;
•	register the foreign investment with the Central Bank;
•	appoint a tax representative in Brazil; and
•	obtain a taxpayer identification number from the Brazilian federal tax authorities.

Amounts invested in our preferred shares by a non-Brazilian holder who qualifies under Resolution No. 4,373 and obtains registration with the CVM, or by the depositary representing an ADS holder, are eligible for registration with the Central Bank. This registration (the amount so registered is referred to as registered capital) allows the remittance outside Brazil of foreign currency, acquired with the proceeds of distributions on, and amounts realized through, dispositions of our preferred shares. The registered capital per preferred share purchased in the form of an ADS, or purchased in Brazil and deposited with the depositary in exchange for an ADS, will be equal to its purchase price (stated in U.S. dollars). The registered capital per preferred share withdrawn upon cancellation of an ADS will be the U.S. dollar equivalent of (i) the average price of a preferred share on the Brazilian stock exchange on which the most preferred shares were traded on the day of withdrawal or (ii) if no preferred shares were traded on that day, the average price on the Brazilian stock exchange on which the most preferred shares were traded in the 15 trading sessions immediately preceding such withdrawal. The U.S. dollar equivalent will be determined on the basis of the average rates quoted by the Central Bank on these dates.

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A non-Brazilian holder of preferred shares may experience delays in effecting Central Bank registration, which may delay remittances abroad. This delay may adversely affect the amount in U.S. dollars received by the non-Brazilian holder.

A registration has been obtained in the name of the depositary with respect to the ADSs and is maintained by the custodian on behalf of the depositary. Pursuant to the registration, the custodian and the depositary are able to convert dividends and other distributions we make with respect to our preferred shares represented by the ADSs into foreign currency and remit the proceeds outside Brazil. In the event that a holder of ADSs exchanges such ADSs for preferred shares, such holder will be entitled to continue to rely on the depositary’s registration for five business days after such exchange, following which such holder must seek to obtain its own registration with the Central Bank.

Thereafter, any holder of preferred shares may not be able to convert into foreign currency and remit outside Brazil the proceeds from the disposition of, or distributions with respect to, such preferred shares, unless the holder is a duly qualified investor under Resolution No. 4,373.

A holder of our preferred shares that does not qualify under Resolution No. 4,373 will be subject to less favorable Brazilian tax treatment than a holder of ADSs. Regardless of qualification under Resolution No. 4,373, residents in a Low or Nil Tax Jurisdiction are subject to less favorable tax treatment than other foreign investors. See “Item 10. Additional Information—E. Taxation—Material Brazilian Tax Considerations” in our 2019 Annual Report.

Brazilian legislation provides that the federal government may impose temporary restrictions on remittances of foreign capital abroad in the event of a serious imbalance or an anticipated serious imbalance of Brazil’s balance of payments. There can be no assurance that the Brazilian government will not impose restrictions on foreign repatriations, as it has done in the past. See “Item 3. Key Information—D. Risk Factors—Risks Relating to Brazil” in our 2019 Annual Report.

Description of Preferred Shares

According to our bylaws, our preferred shares are non-voting and have the right to receive dividends per share equal to 35 times the value of the dividends received per common share. However, under certain limited circumstances provided for under Brazilian corporate law and as described in this section, holders of our preferred shares may be entitled to vote. In the case of a liquidation, holders of our preferred shares would be entitled to receive distributions prior to the holders of our common shares and at a value of 35 times the value attributable to each common share.

According to our bylaws, holders of our preferred shares are entitled to be included in a public tender offer in case our controlling shareholder sells its controlling stake in us and the minimum price to be offered for each preferred share is 35 times the price paid per share of the controlling stake.

Under Brazilian law, the protections afforded to minority shareholders are different from those in the United States. In particular, judicial guidance with respect to shareholder disputes is less established under Brazilian law than U.S. law and there are different procedural requirements for bringing shareholder lawsuits, such as shareholder derivative suits. As a result, in practice it may be more difficult for our minority shareholders to enforce their rights against us or our directors or controlling shareholder than it would be for shareholders of a U.S. company.

Redemption and Rights of Withdrawal

Under Brazilian corporate law, a dissenting or non-voting shareholder has the right to withdraw from a company and be reimbursed for the value of the preferred or common shares held whenever a decision is taken at a general shareholders’ meeting by a vote of shareholders representing at least 50% of the total outstanding voting capital to:

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•	create a new class of preferred shares or increase disproportionately an existing class of preferred shares relative to the other classes of shares, unless such action is provided for or authorized by our bylaws (our bylaws allow us to do so);
•	modify a preference, privilege or condition of redemption or amortization conferred on one or more classes of preferred shares or create a new class with greater privileges than the existing classes of preferred shares;
•	reduce the mandatory distribution of dividends;
•	merge or consolidate us with another company;
•	participate in a group of companies as defined in Brazilian corporate law and subject to the conditions set forth therein;
•	change our corporate purpose, including a sale of our voting control to a third party;
•	transfer all of our shares to another company or receive shares of another company in order to make the company whose shares were transferred a wholly owned subsidiary of such company, known as incorporação de ações;
•	conduct a spin-off that results in (i) a change of our corporate purposes, except if the assets and liabilities of the spin-off company are contributed to a company that is engaged in substantially the same activities, (ii) a reduction in the mandatory dividend or (iii) any participation in a centralized group of companies, as defined under Brazilian corporate law; or
•	dissolution of the company or terminating a state of liquidation.

In the event that the entity resulting from a merger, consolidation, incorporação de ações or spin-off of a listed company fails to become a listed company within 120 days of the shareholders’ meeting at which such decision was taken, the dissenting or non-voting shareholders may also exercise their withdrawal right.

If there is a resolution to (i) merge or consolidate us with another company, (ii) conduct an incorporação de ações, (iii) participate in a group of companies, as defined under Brazilian corporate law, or (iv) acquire control of another company, withdrawal rights are exercisable only if our shares do not satisfy certain tests of liquidity and dispersal of the type or class of shares in the market at the time of the general meeting. Only holders of shares adversely affected by the changes in items (i) and (ii) above may withdraw their shares.

The right of withdrawal lapses 30 days after publication of the minutes of the relevant general shareholders’ meeting that approved the corporate actions described above. In the case of the changes mentioned in items (i) and (ii) above, the resolution is subject to confirmation by the preferred shareholders, which must be obtained at a special meeting held within one year. In those cases, the 30-day term is counted from the date of publication of the minutes of the special meeting. We would be entitled to reconsider any action triggering appraisal rights within 10 days following the expiration of such rights if the redemption of shares of dissenting or non-voting shareholders would jeopardize our financial stability. Shares to be purchased by us from the dissenting or non-voting shareholders exercising appraisal rights will be valued at an amount equal to the lesser of the portion attributable to such shares of our shareholders’ equity as shown on the last balance sheet approved at a general shareholders’ meeting (book value) and the portion attributable to such shares of the economic value of the company, pursuant to an appraisal report produced in accordance with the provisions of Brazilian corporate law. If more than 60 days have elapsed since the date of such balance sheet, dissenting shareholders may require that the book value of their shares be calculated on the basis of a new balance sheet. As a general rule, shareholders who acquire their shares after the first notice convening the general shareholders’ meeting or after the relevant press release concerning the meeting is published will not be entitled to appraisal rights.

For purposes of the right of withdrawal, the concept of “dissenting shareholder” under Brazilian corporate law includes not only those shareholders who vote against a specific resolution, but also those who abstain from voting, who fail to attend the shareholders’ meeting or who do not have voting rights.

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Preemptive Rights

Each of our shareholders generally has a preemptive right to subscribe for shares or convertible securities in any capital increases in proportion to its shareholdings. A minimum period of 30 days, unless a shorter period is established by our board of directors, following the publication of notice of the capital increase is allowed for the exercise of the right and the right is negotiable. In the event of a capital increase which would maintain or increase the proportion of capital represented by preferred shares, holders of ADSs or preferred shares would have preemptive rights to subscribe only to newly issued preferred shares.

In the event of a capital increase which would reduce the proportion of capital represented by preferred shares, holders of ADSs or preferred shares would have preemptive rights to subscribe for preferred shares in proportion to their shareholdings and for common shares only to the extent necessary to prevent dilution of their equity participation. See “Item 3. Key Information—D. Risk Factors—Risks Relating to the ADSs and Our Preferred Shares—Holders of ADSs may be unable to exercise preemptive rights with respect to our preferred shares” in our 2019 Annual Report. Our bylaws provide that our board of directors may, within the limit of our authorized capital, withdraw preemptive rights to shareholders in connection with an increase in share capital through sale in stock exchanges, public offerings or public exchange offers. In addition, Brazilian corporate law provides that the grant or exercise of stock options pursuant to certain stock option plans is not subject to preemptive rights.

Voting Rights

Each common share entitles its holder to one vote at our shareholders’ meetings. Preferred shares have no voting rights, except that each preferred share entitles its holder to one vote at our shareholders’ meeting to decide on certain specific matters, such as:

•	any transformation of the company into another corporate type;
•	any merger, consolidation or spin-off of the company;
•	approval of any transactions between the company and its controlling shareholder or parties related to the controlling shareholder;
•	approval of any valuation of assets to be delivered to the company in payment for shares issued in a capital increase;
•	appointment of an expert to ascertain the fair value of the company in connection with any deregistration and delisting tender offer;
•	changes to the rights attributable to preferred shares approved by shareholders on March 23, 2015;
•	any changes to these voting rights; and
•	approval of a change of our corporate purpose.

In case our controlling shareholder holds an economic interest in us equal to or less than 50%, the approval of the certain matters referred to above will depend on the prior approval by an extraordinary shareholders’ meeting.

Holders of preferred shares are entitled to attend and participate in shareholders’ meetings. Brazilian corporate law provides that non-voting shares, such as preferred shares, may acquire voting rights if the company fails to distribute fixed or minimum dividends in connection with such shares for three consecutive fiscal years and will retain such voting rights until the distribution of such fixed or minimum dividends. See “Item 3. Key Information—D. Risk Factors—Risks Relating to the ADSs and Our Preferred Shares—Holders of the ADSs and our preferred shares may not receive any dividends” in our 2019 Annual Report.

According to Brazilian corporate law, any change in the preferences or rights of our preferred shares, or the creation of a class of shares having priority over our preferred shares, unless such change is authorized by our bylaws, would require the approval of our preferred shareholders in a special shareholders’ meeting in addition to approval by a majority of the holders of our outstanding voting shares. The holders of preferred shares would vote as a class at the special meeting.

Brazilian corporate law grants (i) holders of preferred shares without voting rights (or with restricted voting rights) representing 10% of the total issued capital stock and (ii) holders of our common shares that are not part of the controlling group, and represent at least 15% of the voting capital stock, the right to appoint a member to the board of directors, by voting at the annual shareholders’ meeting. If none of the non-controlling holders of our common or preferred shares meets the respective thresholds described above, holders of our preferred or common shares representing at least 10% of our share capital would be able to combine their holdings to appoint one member and an alternate to our board of directors. Such rights may only be exercised by those shareholders who prove that they have held the required stake with no interruption during at least three months prior to our annual shareholders’ meeting.

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Holders of our common shares are entitled to certain rights that cannot be amended by changes in our bylaws or at a general shareholders’ meeting, which include (i) the right to vote at general shareholders’ meetings, (ii) the right to participate in distributions of dividends and interest attributable to shareholders’ equity and to share in the remaining assets of the company in the event of liquidation, (iii) preemptive rights in certain circumstances and (iv) the right to withdraw from the company in certain cases. In addition to those rights, the bylaws or a majority of the voting shareholders may establish additional rights and, likewise, remove them. The Level 2 listing segment of Differentiated Corporate Governance Practices (“Level 2”) of the B3 S.A. – Brasil, Bolsa, Balcão (the “B3”) provides for the grant of voting rights to holders of preferred shares in connection with certain matters, including corporate restructurings, mergers and related party transactions.

Controlling shareholders may nominate and elect a majority of the members of the board of directors of Brazilian companies. In a Brazilian company, management is not entitled to nominate directors for election by the shareholders. Non-controlling shareholders and holders of non-voting shares are entitled to elect representatives to the board, as described above. Holders of a threshold percentage of the voting shares may also request, up to 48 hours prior to any general shareholders’ meeting, that the election of directors be subject to cumulative voting. The threshold percentage required for cumulative voting for a corporation such as ours is 5% of the outstanding shares. Shareholders who vote to elect a representative of the non-controlling shareholders may not cast cumulative votes to elect other members of the board.

Our bylaws also provide that if our controlling shareholder at any time holds an economic interest in us equal to or less than 35% and greater than 15%, at least 40% of the directors shall be independent and the preferred shareholders shall have the right to elect one of the independent directors. Also, if our controlling shareholder at any time holds an economic interest in us equal to or less than 15% and greater than 7.5%, at least 50% of the directors shall be independent and the preferred shareholders shall have the right to elect two of the independent directors. If our controlling shareholder at any time holds an economic interest in us equal to or less than 7.5%, at least 60% of the directors shall be independent and the preferred shareholders shall have the right to elect two of the independent directors.

Conversion Right

Our shareholders may, at any time, convert common shares into preferred shares, at the rate of 35 common shares to one preferred share, to the extent such shares are duly paid and provided that the amount of preferred shares does not exceed 50% of the total amount of shares outstanding. Any request for conversion must be delivered to our board of executive officers and, upon approval by our board of executive officers, must be confirmed by our board of directors at the first meeting after the date of the request for conversion. The conversion is subject to transfer restrictions, as explained below.

Transfer Restrictions

Our controlling shareholder, as established on March 23, 2015, must hold at least 15,731,925 of our preferred shares. Transfers of common shares owned by the controlling shareholder or of preferred shares resulting from the conversion of common shares are subject to the restrictions below:

a) The transfer of common shares owned by the controlling shareholder or of preferred shares resulting from the conversion of common shares, in one or more private transactions, outside of an exchange or organized over-the-counter market, are only allowed, independently of the percentage of common shares or preferred shares subject to such transaction, if the acquirer of those common shares or preferred shares agrees not to transfer the acquired shares on an exchange or organized over-the-counter market for 12 months commencing on the date of the transaction. In these cases, the controlling shareholder cannot make a new private transfer, outside of a stock exchange or a block trade, of common shares or preferred shares resulting from the conversion of common shares for six months commencing on the date of the transaction.

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b) Any subsequent private transfer of the shares initially transferred by the controlling shareholder pursuant to the terms of item (a) above within the 12 month period can only occur if the new acquirer agrees not to transfer such shares on an exchange or organized over-the-counter market until the end of the 12 months commencing on the date that such shares were transferred by the controlling shareholder.

c) Except in the case of an organized sale process, as provided below, the controlling shareholder cannot transfer, in any transaction on an exchange or organized over-the-counter market, a number of preferred shares that represents an economic interest greater than 3%. Any sale on an exchange or organized over-the-counter market automatically impedes the controlling shareholder from making a new transfer of preferred shares, on an exchange or organized over-the-counter market, for at least six months commencing on the date such sale occurs.

d) The transfer of preferred shares that represent an economic interest greater than 3% can only be made through a public offering registered with the CVM. In this case, the controlling shareholder will be subject only to the transfer restrictions that are part of the public offering.

All transfer restrictions above cease definitively and immediately upon (i) a public tender offer for the acquisition of shares as a result of the transfer of control of our company or (ii) the controlling shareholder holding an amount of shares in our company that represents an economic interest equal to or less than 15%.

Special and General Meetings

Unlike the laws governing corporations incorporated under the laws of the State of Delaware, Brazilian corporate law does not allow shareholders to approve matters by written consent obtained as a response to a consent solicitation procedure. All matters subject to approval by shareholders must be approved in a general shareholders’ meeting, duly convened pursuant to the provisions of Brazilian corporate law. Shareholders may be represented at a shareholders’ meeting by attorneys-in-fact who are (i) shareholders of the corporation, (ii) a Brazilian attorney, (iii) a member of management or (iv) a financial institution.

General and special shareholders’ meetings may be called by publication of a notice in the Diário Oficial do Estado de São Paulo and in a newspaper of general circulation in our principal place of business at least 15 days prior to the meeting. Special meetings are convened in the same manner as general shareholders’ meetings and may occur immediately before or after a general meeting.

At duly called and convened meetings, our shareholders are empowered to take any action regarding our business. Shareholders have the exclusive right, during our annual shareholders’ meetings required to be held within 120 days of the end of our fiscal year, to approve our financial statements and to determine the allocation of our net income and the distribution of dividends related to the fiscal year immediately preceding the meeting. The members of our board of directors are generally elected at annual shareholders’ meetings. However, according to Brazilian corporate law, they can also be elected at extraordinary shareholders’ meetings. At the request of shareholders holding a sufficient number of shares, a fiscal board can be established and its members elected at any shareholders’ meeting.

An extraordinary shareholders’ meeting may be held concurrently with the annual shareholders’ meeting and at other times during the year. Our shareholders may take the following actions, among others, exclusively at shareholders’ meetings:

•	election and dismissal of the members of our board of directors and our fiscal board (if installed);
•	approval of the aggregate compensation of the members of our board of directors and board of executive officers, as well as the compensation of the members of the fiscal board (if installed);
•	amendment to our bylaws;
•	approval of our merger, consolidation or spin-off;
•	approval of our dissolution or liquidation, as well as the election and dismissal of liquidators and the approval of their accounts;
•	grants of stock awards and approval of stock splits or reverse stock splits;
•	approval of stock option plans for our management and employees, as well as for the management and employees of other companies directly or indirectly controlled by us;
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•	approval, in accordance with the proposal submitted by our board of directors, of the distribution of our net income and payment of dividends;
•	authorization to delist from the Level 2 listing segment and to become a private company, except if the cancellation is due to a breach of the Level 2 regulations by management, and to retain a specialized firm to prepare a valuation report with respect to the value of our shares, in any such events;
•	approval of our management accounts and our financial statements;
•	approval of any primary public offering of our shares or securities convertible into our shares in an amount that exceeds our authorized capital stock; and
•	deliberation upon any matter submitted by our board of directors.

Anti-Takeover Provisions

Our bylaws require any party that acquires our control to extend a tender offer for common and preferred shares held by non-controlling shareholders to the controlling shareholder. The price of the public tender offer must be (i) the price paid per share of the block of control, for the holders of our common shares, and (ii) equal to 35 times the price paid for the block of control for the owners of our preferred shares.

Arbitration

In connection with our listing on the Level 2 listing segment, we and our controlling shareholder, directors, officers and the members of our fiscal board have undertaken to refer to the B3 Arbitration Chamber any and all disputes, including between us and our shareholders, relating to or derived from the enforceability, validity, applicability, interpretation or breach of Brazilian corporate law, our bylaws, rules published by the Brazilian National Monetary Council (Conselho Monetário Nacional), the Central Bank or the CVM and other rules applicable to the Brazilian capital markets in general, including Level 2 rules, the Level 2 listing agreement, Level 2 sanctions regulations and the rules of the B3 Arbitration Chamber. See “Item 9. The Offer and Listing—C. Markets” in our 2019 Annual Report.

The mandatory arbitration provision has no impact on U.S. holders of our preferred shares or ADSs under the U.S. federal securities laws. The provision only impacts a U.S. holder of our preferred shares by requiring that any claims by such holder in Brazil under the Brazilian laws and regulations referred to above be subject to the mandatory arbitration provision. Therefore, if a U.S. holder of ADSs wants to bring such a claim, it would need to first unwind its ADSs in order to receive the underlying preferred shares, after which it could bring the claim to arbitration in Brazil.

Going Private Process

Pursuant to our bylaws, we may become a privately-held company only if we, our controlling shareholder or our group of controlling shareholders make a public tender offer for all outstanding shares.

According to the Level 2 regulations and our bylaws, the minimum price of the shares in the public tender offer required to be made in case we go private must be equivalent to the economic value determined in the appraisal report prepared by a specialized and independent company, with renowned expertise, to be selected at the annual shareholders’ meeting from among the three companies suggested by the board of directors.

In addition to the requirements set out in the Level 2 regulations and our bylaws, according to Brazilian corporate law, our registration as a publicly held company with shares traded on stock exchanges will be canceled only if we or our direct or indirect controlling shareholder make a public tender offer for the total outstanding shares in the market (which may be the same tender offer required by Level 2 regulations and our bylaws), at a fair value, for a price at least equal to our valuation, determined based on the following criteria, separately or jointly adopted: (i) shareholders’ equity book value, shareholders’ equity at market price, (ii) discounted cash flow, (iii) multiple comparisons and (iv) market price of our shares or any other criteria accepted by the CVM. Shareholders holding at least 10% of our outstanding shares may require our management to review the price offered for the shares and, in this event, our management shall call a special shareholders’ meeting to determine whether to perform another valuation using the same or a different valuation method. Such request must be made within 15 days following the disclosure of the price to be paid for the shares in the public tender offer, and shall be duly justified. The shareholders who make such request, as well as those who vote in its favor, must reimburse us for any costs involved in preparing the new valuation if the valuation price is lower than or equal to the original valuation price. If the new valuation price is higher than the original valuation price, the public tender offer must be made at the new valuation price.

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Delisting from Differentiated Corporate Governance Practices Level 2

We may, at any time, delist our shares from the Level 2 segment, provided that this is approved by shareholders representing the majority of our voting share capital at an annual shareholders’ meeting and that we provide written notice to the B3 at least 30 days in advance. If we decide to delist from the Level 2 segment, in order to make our shares available to be traded outside the Level 2 segment, our controlling shareholder must conduct a public tender offer for the acquisition of our shares within the legal timeframe, based on the economic value calculated in the appraisal report prepared by a specialized and independent company, to be selected at an annual shareholders’ meeting from among three companies suggested by the board of directors. The public tender offer notice must be communicated to the B3 and immediately disclosed to the market after the shareholder’s meeting during which the delisting was approved. If the delisting from the Level 2 segment is a result of the cancellation of our registration as a publicly held company, our controlling shareholder must follow the other requirements applicable to going private.

Delisting from the Level 2 segment does not imply the cancellation of the trading of our shares on the B3.

If our share control is transferred within the 12 months subsequent to delisting from the Level 2, the selling controlling shareholder and the buyer must offer to buy from our other shareholders their shares at the price and conditions provided to the selling controlling shareholder, adjusted for inflation.

After delisting from the Level 2 segment, we may not request the listing of our shares on the Level 2 segment for two years subsequent to the cancellation, except if there is a subsequent change of our share control.

30% Tender Offer

Any person or group of persons that acquires or becomes the beneficial owner of our shares that represents an economic interest in us equal to or greater than 30%, independent of whether the shareholder was a shareholder of our company prior to the specific transaction that results in the ownership of these shares, must launch a public tender offer for the acquisition of all of our outstanding shares.

Form and Transfer

Because our preferred shares are in registered book-entry form, Banco Itaú S.A., as registrar, must effect any transfer of shares by an entry made in its books, in which it debits the share account of the transferor and credits the share account of the transferee. When our shares are acquired or sold on a Brazilian stock exchange, the transfer is effected on the records of our registrar by a representative of a brokerage firm or the stock exchange’s clearing system. Transfers of shares by a foreign investor are executed in the same way by that investor’s local agent on the investor’s behalf except that, if the original investment were registered with the Central Bank pursuant to Resolution No. 4,373, the foreign investor should also seek amendment through its local agent, if necessary, of the electronic registration to reflect the new ownership. The B3 operates a clearinghouse. The fact that such shares are subject to custody with the relevant stock exchange will be reflected in our registry of shareholders. Each participating shareholder will, in turn, be registered in the register of our beneficial shareholders that is maintained by the B3’s clearinghouse and will be treated in the same way as registered shareholders.

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DESCRIPTION OF AMERICAN DEPOSITARY SHARES

In the United States, ADSs representing our preferred shares are traded on the NYSE. In February 2016, we changed the ratio of ADSs to preferred shares from one ADS to one preferred share to one ADS to ten preferred shares. In April 2017, we reduced the ratio to one ADS to five preferred shares and, in November 2017, we reduced the ratio to one ADS to two preferred shares. Therefore, after November 2017, each ADS represents two preferred shares. The ADSs commenced trading on the NYSE on June 24, 2004. As of June 30, 2020, the ADSs represented 18.0% of our preferred shares and 35.8% of our current global public float.

The Bank of New York Mellon, as depositary, registers and delivers American Depositary Shares, also referred to as ADSs. Each ADS represents two preferred shares (or a right to receive two preferred shares) deposited with Itaú Unibanco S.A., as custodian for the depositary in Brazil. Each ADS also represents any other securities, cash or other property which may be held by the depositary. The deposited preferred shares together with any other securities, cash or other property held by the depositary are referred to as the deposited securities. The depositary’s office at which the ADSs are administered and its principal executive office are located at 240 Greenwich Street, New York, NY 10286.

You may hold ADSs either (A) directly (i) by having an American depositary receipt (“ADR”), which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having uncertificated ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs receive statements from the depositary confirming their holdings.

As an ADS holder, we do not treat you as one of our shareholders and you do not have shareholder rights. Brazilian law governs shareholder rights. The depositary is the holder of the preferred shares underlying your ADSs. As a registered holder of ADSs, you have ADS holder rights. A deposit agreement between us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. See “Where You Can Find More Information” for directions on how to obtain copies of these documents.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on deposited securities, after deducting its fees and expenses described below. You will receive these distributions in proportion to the number of preferred shares your ADSs represent.

•	Cash. The depositary will convert any cash dividend or other cash distribution we pay on the preferred shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.
    Before making a distribution, the depositary will deduct any withholding taxes that must be paid. It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.
•	Shares. The depositary may distribute additional ADSs representing any preferred shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell preferred shares, which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new preferred shares. The depositary may sell a portion of the distributed shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.
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•	Rights to purchase additional preferred shares. If we offer holders of our securities any rights to subscribe for additional preferred shares or any other rights, the depositary may make these rights available to you. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.
    If the depositary makes rights to purchase preferred shares available to you, it will exercise the rights and purchase the preferred shares on your behalf. The depositary will then deposit the shares and deliver ADSs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.
    U.S. securities laws may restrict transfers and cancellation of the ADSs representing preferred shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.
•	Other distributions. The depositary will send to you anything else we distribute on deposited securities by any means it thinks are legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to you unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, preferred shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, preferred shares, rights or anything else to ADS holders. See “Item 3. Key Information—D. Risk Factors—Risks Relating to the ADSs and Our Preferred Shares” in our 2019 Annual Report. This means that you may not receive the distributions we make on our preferred shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits preferred shares or evidence of rights to receive preferred shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to the persons you request.

How do ADS holders cancel ADSs and obtain shares?

If you surrender ADSs to the depositary, upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the preferred shares and any other deposited securities underlying the surrendered ADSs to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

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How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

If the preferred shares acquire voting rights, ADS holders may instruct the depositary how to vote the number of deposited shares their ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of Brazil and the provisions of our articles of association or similar documents, to vote or to have its agents vote the preferred shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.

Except by instructing the depositary as described above, you won’t be able to exercise voting rights unless you surrender your ADSs and withdraw the preferred shares. However, you may not know about the meeting enough in advance to withdraw the preferred shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your preferred shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if your preferred shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 30 days in advance of the meeting date.

Fees and Expenses

The following table summarizes the fees and expenses payable by holders of ADSs:

Persons depositing preferred shares or ADS holders must pay:	For:

US$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	Issuance of ADSs, including issuances resulting from a distribution of preferred shares or rights or other property
Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates
US$0.05 (or less) per ADS (to the extent not prohibited by the rules of any stock exchange on which the ADSs are listed for trading)	Any cash distribution to you
A fee equivalent to the fee that would be payable if securities distributed to you had been preferred shares and the shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADS holders
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US$0.05 (or less) per ADS per calendar year	Depositary services
Registration or transfer fees	Transfer and registration of preferred shares on our preferred share register to or from the name of the depositary or its agent when you deposit or withdraw preferred shares.
Expenses of the depositary in converting foreign currency to U.S. dollars
Expenses of the depositary	Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement)
Taxes and other governmental charges the depositary or the custodian have to pay on any ADSs or preferred share underlying ADSs, for example, stock transfer taxes, stamp duty or withholding taxes	As necessary
Any charges incurred by the depositary or its agents for servicing the deposited securities	No charges of this type are currently made in the Brazilian market

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.

The depositary may convert currency itself or through any of its affiliates and, in those cases, acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary’s obligations under the deposit agreement. The methodology used to determine exchange rates used in currency conversions is available upon request.

Payment of Taxes

The depositary may deduct the amount of any taxes owed from any payments made to ADS holders. It may also sell deposited securities, by public or private sale, to pay any taxes owed. ADS holders will remain liable if the proceeds of the sale are not sufficient to pay the taxes. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.

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Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do so by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADS, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if

•	60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;
•	we delist the ADSs from an exchange on which they were listed and do not list the ADSs on another exchange;
•	we appear to be insolvent or enter insolvency proceedings;
•	all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;
•	there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or
•	there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

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After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities; however, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;
•	are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond our or its ability to prevent or counteract with reasonable care or effort from performing our or its obligations under the deposit agreement;
•	are not liable if we or it exercises discretion permitted under the deposit agreement;
•	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;
•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;
•	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person; and
•	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system.

Further, the depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of preferred shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any preferred shares or other deposited securities;
•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and
•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs generally when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

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Your Right to Receive the Preferred Shares Underlying the ADSs

You have the right to surrender the ADSs and withdraw the underlying preferred shares at any time except:

•	When temporary delays arise because (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of preferred shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our preferred shares.
•	When you owe money to pay fees, taxes and similar charges.
•	When it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of preferred shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the U.S. Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder Communications; Inspection of Register of Holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Jury Trial Waiver

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law.

You will not, by agreeing to the terms of the deposit agreement, be deemed to have waived our or the depositary’s compliance with U.S. federal securities laws or the rules and regulations promulgated thereunder.

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LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters with respect to the laws of The Federative Republic of Brazil will be passed upon for us by Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados, São Paulo, Brazil.

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EXPERTS

The consolidated financial statements of GOL Linhas Aéreas Inteligentes S.A. as of December 31, 2019 and for the year ended December 31, 2019, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2019, have been incorporated by reference herein in reliance upon the reports of KPMG Auditores Independentes, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the consolidated financial statements as of December 31, 2019 and for the year then ended contains an explanatory paragraph that states that GOL Linhas Aéreas Inteligentes S.A. had a negative net working capital and net capital deficiency that raised substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

The audit report covering the consolidated financial statements as of December 31, 2019 and for the year then ended refers to a change to the method of accounting for lease arrangements as of January 1, 2019 due to the adoption of IFRS 16, Leases.

The audit report on the effectiveness of internal control over financial reporting as of December 31, 2019 expresses an opinion that GOL Linhas Aéreas Inteligentes S.A. did not maintain effective internal control over financial reporting as of December 31, 2019 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that:

—       There were ineffective general information technology controls (GITCs) over operating systems, databases and applications. This material weakness was a result of inadequate risk assessment and resulted in deficiencies related to inadequate periodic reviews of access rights and, when inappropriate access rights were identified, the absence of impact analyses, gaps in control coverage in the case of certain servers hosting company systems, and absence of certification and accreditation procedures over controls for segregation of duties in certain systems, which affected reviews of access conflicts and access rights adjustments. These deficiencies also affected the effectiveness of business process automated controls, manual controls with an automated component and the database of the reports that were used to execute some automated and manual controls.

—       There were certain authorizations and administrative functions granted to the chairman of the board of directors, including the ability to act as power of attorney on behalf of GOL Linhas Aéreas Inteligentes S.A. The existence of these authorizations and administrative functions granted to the chairman of the board of directors resulted in the board of directors not maintaining adequate independence from and oversight of management in accordance with Internal Control – Integrated Framework (2013), and if used inappropriately those authorizations and administrative functions could have had a material effect on the consolidated financial statements.

—       GOL Linhas Aéreas Inteligentes S.A. did not maintain effective policies and procedures related to the preparation and review of the consolidated financial statements. Specifically, GOL Linhas Aéreas Inteligentes S.A. did not have: (i) effective policies and procedures related to the identification and disclosure of material uncertainties in the going concern analysis; and (ii) effective review of financial statement information, and related presentation and disclosure requirements.

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SERVICE OF PROCESS AND ENFORCEMENT OF JUDGMENTS

Service of Process and Enforcement of Civil Liabilities in Brazil

We are a corporation organized under the laws of Brazil. Substantially all of our directors and officers reside in Brazil or elsewhere outside the United States. In addition, all or a substantial portion of our assets and substantially all of the assets of our directors and officers are likely located outside the United States. As a result, it may not be possible for investors to effect service of process upon these persons within the United States or other jurisdictions outside Brazil, which may be time-consuming, or to enforce against them judgments predicated upon the civil liability provisions of the U.S. federal securities laws or the laws of such other jurisdictions.

In the terms and conditions of the offered securities, we will (i) agree that the courts of the State of New York and the federal courts of the United States, in each case sitting in the Borough of Manhattan, City of New York, will have jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with the offered securities and, for such purposes, irrevocably submit to the jurisdiction of such courts; and (ii) name an agent for service of process in the Borough of Manhattan, City of New York.

We have been advised by Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados, our Brazilian counsel, that judgments of non-Brazilian courts for civil liabilities predicated upon the securities laws of countries other than Brazil, including U.S. securities laws, may be enforced in Brazil subject to certain requirements, as described below. A judgment against us or any of our directors and officers obtained outside Brazil would be enforceable in Brazil against us or any such person without retrial or reexamination of the merits, upon confirmation of that judgment by the Brazilian Superior Court of Justice (Superior Tribunal de Justiça). That confirmation, generally, will occur if:

•	the foreign judgment is issued by a competent jurisdiction, court and/or authority, according to the law of the jurisdiction of origin;
•	the foreign judgment is not rendered in an action upon which Brazilian courts have exclusive jurisdiction, pursuant to the provisions of Article 23 of the Brazilian Code of Civil Procedure (Código de Processo Civil) (Law No. 13,105/2015);
•	proper service of process is made on the defending party(ies) and, when made in Brazil, such service of process must be made in accordance with Brazilian law, or after sufficient evidence of the defendant’s absence has been given, as required under applicable law;
•	where a Brazilian court has jurisdiction, there is no conflict between the foreign judgment and a previous domestic judgment involving the same parties, cause of action or claim brought in Brazil that has reached the status of res judicata;
•	the foreign judgment has become final and is not subject to appeal (res judicata) and is legally allowed to be enforced, fulfilling all formalities required for its enforceability under the jurisdiction in which it was issued;
•	the original or a certified copy of the foreign judgment is authenticated by a Brazilian consular office in the country where the foreign judgment is issued, except if it is apostilled by a competent authority of the state in which the decision was issued, according to the Hague Convention Abolishing the Requirement of Legalization for Foreign Public Documents of 5 October 1961, and, in any event, is accompanied by a sworn translation into Portuguese in Brazil; and
•	the foreign judgment is not contrary to Brazilian national sovereignty, public policy and/or human dignity.

The confirmation process may be time-consuming and may also give rise to difficulties in enforcing the foreign judgment in Brazil. Accordingly, we cannot assure you that confirmation would be obtained, that the confirmation process would be conducted in a timely manner or that a Brazilian court would enforce a monetary judgment for violation of the securities laws of countries other than Brazil, including U.S. securities laws.

We have also been advised that:

•	the ability of a judgment creditor to satisfy a judgment by attaching certain of our assets or those of our directors and officers is limited by provisions of Brazilian bankruptcy, insolvency, moratorium, liquidation, judicial or extrajudicial recovery and similar laws if those assets are located in Brazil; and
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•	civil lawsuits may be brought before Brazilian courts in connection with the offered securities based solely on U.S. federal securities laws and that, subject to applicable law, Brazilian courts may enforce such liabilities in such lawsuits against us, provided that the provisions of the federal securities laws of the United States do not contravene Brazilian national sovereignty, public policy, good morals or public morality; however, under Brazilian law, Brazilian courts can assert jurisdiction when the defendant is domiciled in Brazil, the obligation has to be performed in Brazil or the subject matter under dispute originates in Brazil.

A plaintiff, whether Brazilian or non-Brazilian, who resides outside Brazil or is outside Brazil during the course of litigation in Brazil regarding the offered securities must provide a bond to guarantee the payment of court expenses and defendant’s legal fees, if the plaintiff owns no real property in Brazil that may secure such payment, except for (i) lawsuits seeking to enforce titles and judgments; (ii) counterclaims; or (iii) when an international treaty or agreement to which Brazil is a party otherwise provides, as established under Article 83 caput and §§1, I, II and III of the Brazilian Code of Civil Procedure. The bond must be sufficient to satisfy the payment of court fees and the defendant’s attorney fees, as determined by a Brazilian judge. This requirement does not apply to the enforcement of foreign judgments which have been confirmed by the Brazilian Superior Court of Justice.

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PART II.

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 8. Indemnification of Directors and Officers

Neither Brazilian law nor our by-laws or other constitutive documents provide for indemnification of directors or officers. We do not maintain liability insurance and have not entered into indemnity agreements which would insure or indemnify our directors or officers in any manner against liability which he or she may incur in his or her capacity as such.

Item 9. Exhibits

The following documents are filed as part of this Registration Statement:

Exhibit

Number

1.1	Form of Underwriting Agreement(1)

3.1	By-laws of the registrant (English translation)(2)

4.1	Form of Amended and Restated Deposit Agreement among the registrant, The Bank of New York Mellon, as depositary, and the owners and holders from time to time of American Depositary Shares issued thereunder(3)
5.1	Form of Opinion of Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados, regarding the validity of the securities being registered(4)
23.1	Consent of Ernst & Young Auditores Independentes S.S.(4)
23.2	Consent of KPMG Auditores Independentes(4)

23.3	Consent of Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados(5)

24.1	Powers of Attorney of certain directors and officers of the registrant(6)

_________________________________

(1)	To be filed by amendment to this Registration Statement or incorporated by reference from documents filed or to be filed with the SEC under the Exchange Act.
(2)	Previously filed with the SEC as an exhibit to and incorporated by reference herein from our Annual Report on Form 20-F for the year ended December 31, 2015, filed April 28, 2016.
(3)	Previously filed with the SEC as an exhibit to and incorporated by reference herein from our Registration Statement on Form F-6/A, filed April 14, 2017 (File No. 333-217150).
(4)	Filed herewith.
(5)	Included in Exhibit 5.1.
(6)	Set forth on the signature page to this Registration Statement.

Item 10. Undertakings

(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by the Securities Act;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC, pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20-percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
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(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that:

Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Form F-3.
(5)	That, for the purpose of determining liability under the Securities Act to any purchaser:
(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this Registration Statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
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(6)	That, for the purpose of determining liability under the Securities Act to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)   any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)  any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

(iv)  any other communication that is an offer in the offering made by the registrant to the purchaser.

(7)	That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(8)	That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.
(9)	That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(b)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São Paulo, State of São Paulo, Brazil, on August 7, 2020.

GOL LINHAS AÉREAS INTELIGENTES S.A.

By: /s/ Paulo Sergio Kakinoff

Name:	Paulo Sergio Kakinoff
Title:	President and Chief Executive Officer

By: /s/ Richard F. Lark, Jr.

Name:	Richard F. Lark, Jr.
Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Paulo Sergio Kakinoff and Richard F. Lark, Jr., and each of them, individually, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, in connection with this Registration Statement, including to sign in the name and on behalf of the undersigned, this Registration Statement and any and all amendments (including post-effective amendments, exhibits thereto, and other documents in connection therewith) to this Registration Statement and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, which relates to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on August 7, 2020 in the capacities indicated:

Name:	Title:

/s/ Paulo Sergio Kakinoff	President and Chief Executive Officer
Paulo Sergio Kakinoff	(principal executive officer)

/s/ Richard F. Lark, Jr.	Executive Vice President and Chief Financial Officer
Richard F. Lark, Jr.	(principal financial and accounting officer)

/s/ Constantino de Oliveira Junior	Chairman
Constantino de Oliveira Junior

/s/ Joaquim Constantino Neto	Director
Joaquim Constantino Neto

/s/ Ricardo Constantino	Director
Ricardo Constantino

/s/ Anna Luiza Constantino	Director
Anna Luiza Constantino

/s/ André Jánszky	Director
André Jánszky

/s/ Antonio Kandir	Director
Antonio Kandir

/s/ Germán Pasquale Quiroga Vilardo	Director
Germán Pasquale Quiroga Vilardo

/s/ Francis James Leahy Meaney	Director
Francis James Leahy Meaney

/s/ Philipp Schiemer	Director
Philipp Schiemer

/s/ Donald Puglisi	Authorized Representative in the United States
Donald Puglisi